CAMERON ENTERPRISES, a limited partnership, owns 100% of CELP Ltd. Agency, Inc. and 92.71% of American Fidelity Corp.

AMERICAN FIDELITY CORP. owns 98.7% of the following:

1.  Market Place Realty Corporation
2.  Security General Life Insurance Company
3.  Cimarron Investment Company, Inc.
4.  American Fidelity Assurance Company
5.  Concourse C, Inc.
6.  American Fidelity International Holdings, Inc.
7.  American Fidelity Property Company

CELP Limited Agency, Inc. owns 91.5% of North American Insurance Agency, Inc. and 100% of National Insurance Marketers Agency, Incorporated

AMERICAN FIDELITY CORPORATION owns 98.7% of American Mortgage & Investment Company which owns 100% of Holliday Mortgage Corporation.

AMERICAN FIDELITY CORPORATION owns 16.67% of Shade Works, LLC.

NORTH AMERICAN INSURANCE AGENCY, INC. owns 33.33% of Shade Works,
LLC, 95.4% of Agar Insurance Agency, Incorporated and 100% of the following:



1.  North American Insurance Agency of Colorado, Inc.
2.  N.A.I.A. of Louisiana, Inc.
3.  North American Insurance Agency of New Mexico, Inc.
4.  North American Insurance Agency of Tulsa, Inc.
5.  North American Limited Agency, Inc.
6.  N.A.I.A. Insurance Agency, Inc.

AMERICAN FIDELITY ASSURANCE CO. owns 100% of the following:

1.  AF Apartments, Inc.
2.  American Fidelity Securities, Inc.
3.  American Fidelity Limited Agency, Inc.
4.  Apple Creek Apartments, Inc.

AMERICAN FIDELITY ASSURANCE COMPANY owns 75% of Balliet's, L.L.C.

AMERICAN FIDELITY Limited owns 100% of American Fidelity General Agency,
Inc.

AMERICAN FIDELITY PROPERTY COMPANY owns 100% of Home Rentals, Inc.

AMERICAN FIDELITY INTERNATIONAL HOLDINGS, INC. owns 100% of American Fidelity Offshore Investments, Limited and 33% of American Fidelity Care, LLC.

AMERICAN FIDELITY OFFSHORE INVESTMENTS, LIMITED owns 99% of American Fidelity (Cypress), Limited which owns 34% of Soyuznik Insurance Company; 93% of American Fidelity (China) Ltd.; 33.33% of Covenant Underwriters (Bermuda) Ltd. and 51.3% of Mari El Development Corporation Limited.